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                                                                     Exhibit 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]


February 1, 2007

Integrated Healthcare Holdings, Inc.
1301 North Tustin Avenue
Santa Ana, California 92705

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on February 1, 2007 (the "Registration Statement") and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,000,000 shares of your common stock, $0.001 par value per share (the "Common Stock"), which will be issuable under the Integrated Healthcare Holdings, Inc. 2006 Stock Incentive Plan (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the common stock or options to purchase common stock under the Plan (collectively the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP